Exhibit 10.42

October 1, 2013

Dear Rob,

It gives me great pleasure to confirm the terms by which XO Group Inc. will continue your employment. XO Group is referred to in this letter as the Company.

The terms of this letter are effective October 1, 2013 unless otherwise specified. Unless amended by this letter, the terms contained in your letter of employment dated June 19, 2012 remain in effect.

Title and Position
Your title was changed to Chief Product Officer, continuing to report to the Chief Executive Officer, and you were designated an executive officer of the Company, in each case effective March 6, 2013.

Base Salary
Your annual salary rate is $350,000, which will be paid semi-monthly, on the 15th and on the last workday of the month. This amount is referred to in this letter as your Base Salary.

Severance
If your employment is involuntarily terminated without cause by the Company or a successor entity, or if you resign for Good Reason (as defined below), you shall be entitled to receive (conditioned on the execution and effectiveness of a release to be provided by the Company in a form customarily used by the Company for such purposes) a lump-sum payment of an amount equal to your annual salary rate in effect immediately prior to such termination or resignation, and for 12 months after such termination or resignation all benefits (other than vesting of any equity award) that were associated with your employment immediately prior to such termination or resignation (to the extent and at such levels that these benefits remain available to employees of the Company generally during such 12-month period). The Company shall pay the lump-sum payment in connection with such a termination or resignation within 30 days of the effectiveness of the release and subject to your continued compliance with any covenants contained or incorporated by reference therein up to the date of such payment.

An involuntary termination “without cause” shall mean a termination of employment other than for death, disability, termination for Cause or any resignation by you other than a resignation for Good Reason.

“Cause” shall mean (1) your willful failure to perform the principal elements of your duties to the Company or any of its subsidiaries, which failure is not cured within 20 days following written notice to you specifying the conduct to be cured, (2) your conviction of, or plea of nolo contendere to, a felony (regardless of the nature of the felony) or any other crime involving dishonesty, fraud, or moral turpitude, (3) your gross negligence or willful misconduct (including but not limited to acts of fraud, criminal activity or professional misconduct) in connection with the performance of your duties and responsibilities to the Company or any of its subsidiaries, (4) your failure to substantially comply with the rules and policies of the Company or any of its subsidiaries governing employee conduct or with the lawful directives of the Board of Directors or the Chief Executive Officer of the Company, or (5) your breach of any non-disclosure, non-solicitation, non-competition or other restrictive covenant obligations to the Company or any of its subsidiaries.

“Good Reason” shall mean (1) any reduction of your salary below the Base Salary amount or a material reduction of your then-current salary rate, (2) the relocation of your principal place of business outside of New York City, (3) the material diminution of your responsibilities or authority, or (4) any diminution of your title or any change in the reporting structure in each case as set forth in this letter, provided, however, that Good Reason shall exist only if (a) you have given written notice to the Company (specifying such circumstances in reasonable detail) within thirty (30) days of the initial existence of the Good Reason circumstances, (b) the Company has failed within thirty (30) days of receipt of such notice to cure such circumstances, and (c) you resign within six (6) months of the initial occurrence of the circumstances constituting Good Reason.

Benefits and Expenses
You will continue to participate in the Company’s benefits program as in effect on the date hereof. As an executive officer, you will be covered by any supplemental travel and business expense reimbursement policies in effect for executive officers. A full description of your benefits is contained in official plan documents that will be available to you. Please be advised that these documents describe policies and benefits currently available and that the Company reserves the right to amend, change and terminate its policies, programs and employee benefit plans at any time during your employment.
Indemnification
The Company will enter into an Indemnification Agreement for Directors and Officers with you, effective as of March 6, 2013. In addition, you shall be covered by the Company’s insurance policy for directors and officers.
At-Will Employment
Please understand that your employment will be “at will,” meaning that either you or the Company may terminate the relationship at any time, with or without cause or notice. Please also note that the Company reserves the right to revise, supplement, or rescind any of its policies, practices, and procedures (including those described in the Employee Handbook) as it deems appropriate in its sole and absolute discretion.
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Rob, please indicate your acceptance of these terms by responding via electronic signature.

Regards,

David Liu
Chief Executive Officer

By signing, dating and returning this letter, you accept our terms of employment.

/s/ ROB FASSINO                            10/3/2013
Rob Fassino                                Date